Exhibit 99.1

For Information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

CDynes@pega.com

Pegasystems Announces Record Revenues of $162 Million for 2007 and $47 Million for

Fourth Quarter

Annual Revenue Grows 29%; License Revenue Grows 44%

CAMBRIDGE, Mass. – March 6, 2008 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM), today announced financial results for the year and quarter ended December 31, 2007. Total revenue for the year ended December 31, 2007 was $161.9 million, an increase of 29%, compared to $126.0 million in 2006. License revenue for the year increased 44% to $51.1 million, compared to $35.4 million in 2006. Services revenue for the year increased 22% to $110.8 million, compared to $90.6 million in 2006.

Net income for 2007 was $6.6 million, compared to $1.8 million in 2006. During 2007, the Company generated $25.3 million in cash flow from operations and ended the year with $150.0 million in cash and short-term investments.

The following table shows selected financial information for the fourth quarter and year ended December 31, 2007 and 2006.

	Quarter		Full Year
	Q4 2007	Q4 2006	2007	2006
	(In thousands, except per share data and percentages)
License Revenue	$14,919	$13,082	$51,084	$35,424
Services Revenue	31,837	22,887	110,865	90,599

Total Revenue	46,756	35,969	161,949	126,023
Gross Profit	27,159	22,540	96,747	72,260
Income (Loss) from Operations	177	671	1,951	(7,114)
Net income	1,418	3,422	6,595	1,842
Earnings per Share, Basic	$0.04	$0.10	$0.18	$0.05
Earnings per Share, Diluted	$0.04	$0.09	$0.18	$0.05

Business Perspective

“Throughout the year, we won business with important new customers around the world, including one of the largest commercial banks in Europe, large government agencies in the US and UK, several large insurance companies, and major pharmaceutical and life sciences companies. We also saw Business Process Outsourcing begin to develop as an important market for us in the US and Europe, as we won business with companies like Transcom, the leading customer relationship and credit management service provider in Europe. Continuing our strategy of expanding relationships across large existing customers, we won additional business with some of the world’s largest insurers and financial services companies, and continued to drive our success with healthcare insurers and government agencies,” said Alan Trefler, Pegasystems’ chairman and CEO.

“Customers are using our products to grow their businesses, retain customers, improve productivity and reduce expenses. Our business continues to be diversified and well-balanced, with continued success from the domestic and international insurance, banking and financial services, healthcare and government sectors as well as from the CRM market,” Trefler continued. “Industry analysts position us as the leader in the expanding BPM market, and we are the BPM of choice for the top companies in each of our target industries.”

Craig Dynes, Pegasystems’ CFO, added, “This is our second consecutive year of strong revenue growth. Our 2007 revenue of $162 million represents a 29% increase over 2006 revenue, which was a 26% increase over 2005. This dramatic increase reflects strong license revenue, which grew 44% in 2007 and contributed to the $4.8 million increase in net income. Additionally, the value of term license fees which will be recognized as revenue in future periods increased from $14.2 million at the end of 2006 to $71.4 million at the end of 2007. We currently expect revenue in 2008 to surpass $200 million. However, given the instability of the current economic environment, revenue could vary by +/- 10% from our $200 million revenue guidance. We are forecasting net income in 2008 to be approximately $9 to $12 million, and cash flow from operations to be over $25 million.”

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on March 7, 2008. Dial-in information is as follows: (877) 419-6603 (domestic) or (719) 325-4871 (international).

To listen to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, our revenue, net income and cash flow from operations in 2008. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “target,” “forecasting,” “could” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made.

These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of term license renewals, our ability to develop new products and evolve existing ones, the impact on our business of the recent credit market turmoil and of the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of March 6, 2008. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to March 6, 2008.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world’s most sophisticated organizations. Customers use our award-winning SmartBPM® Suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems — empowering businesspeople and IT staff to Build for Change®, deliver value quickly and outperform their competitors.

Pegasystems’ suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

Pegasystems Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	As of December 31,
	2007	2006
	(in thousands)
Current Assets:
Cash and cash equivalents	$26,710	$26,008
Short-term investments	123,271	101,750

Total cash and short-term investments	149,981	127,758

Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2007 and 2006	45,922	31,985
Short-term license installments	19,183	21,790
Other current assets	7,240	9,065

Total current assets	222,326	190,598

Long-term license installments, net of unearned interest income	8,267	17,458
Equipment and improvements, net of accumulated depreciation and amortization	3,613	2,453
Computer software for internal use, net of accumulated amortization	569	1,054
Long-term deferred income taxes and other assets	6,599	99
Goodwill	1,933	2,346

Total assets	$243,307	$214,008

Current liabilities:
Accounts payable	$5,670	$7,457
Accrued expenses	10,405	7,017
Accrued compensation and related expenses	13,526	11,770
Deferred revenue	33,178	17,062
Current portion of capital lease obligation	—	63

Total current liabilities	62,779	43,369
Long-term deferred income taxes	—	2,344
Income taxes payable	5,185	—
Other long-term liabilities	2,399	2,137

Total liabilities	70,363	47,850
Stockholders’ equity:	172,944	166,158

Total liabilities and stockholders’ equity	$243,307	$214,008

Pegasystems Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Revenue:
Software license	$14,919	$13,082	$51,084	$35,424
Services	31,837	22,887	110,865	90,599

Total Revenue	46,756	35,969	161,949	126,023

Cost of revenue:
Cost of software license	—	—	—	32
Cost of services	19,597	13,429	65,202	53,731

Total cost of revenue	19,597	13,429	65,202	53,763

Gross Profit	27,159	22,540	96,747	72,260

Operating expenses:
Selling and marketing	15,527	12,335	51,743	43,938
Research and development	6,865	6,014	26,198	22,707
General and administrative	4,590	3,520	16,855	12,729

Total operating expenses	26,982	21,869	94,796	79,374

Income (loss) from operations	177	671	1,951	(7,114)
Installment receivable interest income	395	497	1,244	1,899
Other interest income, net	1,785	1,410	6,718	5,360
Other income (expense), net	(206)	178	29	1,042

Income before provision (benefit) for income taxes	2,151	2,756	9,942	1,187
Provision (benefit) for income taxes	733	(666)	3,347	(655)

Net income	$1,418	$3,422	$6,595	$1,842

Earnings per share, basic	$0.04	$0.10	$0.18	$0.05

Earnings per share, diluted	$0.04	$0.09	$0.18	$0.05

Weighted-average number of common shares outstanding, basic	36,244	35,257	35,875	35,229
Weighted-average number of common shares outstanding, diluted	37,935	37,646	37,433	37,134
Dividends per share	$0.03	$0.03	$0.12	$0.09

Pegasystems Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income	$6,595	$1,842
Adjustments to reconcile net income to cash flows provided by operating activities:
Excess tax benefits from stock options and deferred income taxes	(2,502)	(2,098)
Depreciation and amortization, and other non-cash items	2,438	2,288
Stock-based compensation expense	1,618	1,468
Change in operating assets and liabilities, and other, net	17,198	16,344

Cash flows provided by operating activities	25,347	19,844

Cash flows used in investing activities	(24,847)	(10,771)

Cash flows used in financing activities	(251)	(4,902)

Effect of exchange rate on cash and cash equivalents	453	523

Net increase in cash and cash equivalents	702	4,694
Cash and cash equivalents, beginning of year	26,008	21,314

Cash and cash equivalents, end of year	$26,710	$26,008

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